As filed with the Securities and Exchange Commission on March 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CODE CHAIN NEW CONTINENT LIMITED

(Exact name of registrant as specified in its charter)

Nevada	47-3709051
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No 119 South Zhaojuesi Road 2nd Floor, Room 1 Chenghua District, Chengdu, Sichuan, China 610047
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC 701 S Carson St Suite #200, Carson City, NV 89701
(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

William S. Rosenstadt, Esq.

Jason (“Mengyi”) Ye, Esq.

Yarona L. Yieh, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue
New York, New York, U.S.A., 10017
Telephone: (212) 588-0022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,  smaller  reporting  company,  or an emerging  growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in  Rule  12b-2  of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share, issuable upon exercise of common stock purchase warrants (1)	2,527,304	$6.72	$16,983,482.88	$1,852.90	(2)
Common stock, par value $0.0001 per share, issuable upon exercise of common stock purchase warrants (3)	208,333	$6.00	$1,249,998.00	136.37	(2)
Total	2,735,637	-	$18,233,480.88	$1,989.27

(1)	Represents up to 2,527,304 shares of the registrant’s common stock, par value $0.0001 per share, issuable upon the exercise of certain outstanding common stock purchase warrants at an initial exercise price of $6.72 per share, which warrants were issued to two of the selling stockholders identified in this registration statement in connection with a certain securities purchase agreement, dated February 18, 2021, all of which shares of common stock are to be offered and sold for resale by such selling stockholders. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”). This registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.

(2)	Calculated pursuant to Rule 457(g) under the Securities Act.

(3)	Represents up to 208,333 shares of the registrant’s common stock, par value $0.0001 per share, issuable upon the exercise of certain outstanding common stock purchase warrants at an exercise price of $6.00 per share, which warrants were issued to one of the selling stockholders identified in this registration statement in connection with a certain placement agency agreement, dated February 18, 2021, all of which shares of common stock are to be offered and sold for resale by such selling stockholder. Pursuant to Rule 416 of the Securities Act. This registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 15, 2021

CODE CHAIN NEW CONTINENT LIMITED

Up to 2,735,637 Shares of Common Stock Underlying Warrants

This prospectus relates to the offer and resale of up to 2,735,637 shares of common stock of Code Chain New Continent Limited (the “Company”, “we”, “us’, “CCNC” and “our”), which include up to 2,527,637 shares of common stock (the “Investor Warrant Shares”) issuable upon the exercise of certain outstanding common stock purchase warrants (the “Investor Warrants”) issued in a private placement to certain institutional investors (the “Investors”) and up to 208,333 shares of common stock (the “Placement Warrant Shares” and together with the Investor Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain outstanding common stock purchase warrants (the “Placement Agent Warrants” and together with the Investor Warrants, the “Warrants”)) issued to the placement agent in such private placement (the “Placement Agent”). The Investors and the Placement Agent are identified as selling stockholders in this registration statement (the “Selling Stockholders”). The Investor Warrants were issued to the Investors in connection with a certain securities purchase agreement between the Company and the Investors, dated February 18, 2021 (the “Securities Purchase Agreement”). The Investor Warrants have a term of five and one-half years and are first exercisable on the date that is the earlier of (a) six months after the date of issuance or (b) the date on which the Company obtains stockholder approval approving the sale of all of the securities offered and sold under the Securities Purchase Agreement (the “Stockholder Approval”). The Investor Warrants have an exercise price of $6.72 per share, subject to adjustments thereunder. In the event the exercise price is more than $6.10, upon obtaining the Stockholder Approval, the exercise price will be reduced to $6.10. The Placement Agent Warrants were issued to the Placement Agent in connection with a certain placement agency agreement between the Company and the Placement Agent dated February 18, 2021 (the “Placement Agency Agreement”). The Placement Agent Warrants have a term of five years and are first exercisable six months after the date of issuance. The Placement Agent Warrants have an exercise price of $6.00 per share, subject to adjustments thereunder. See section titled “February 2021 Offering” beginning on page 30.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Investor Warrants and the Placement Agent Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Warrant Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 33.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Warrant Shares in the section titled “Plan of Distribution” on page 36.

We are registering the Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our common stock by the Selling Stockholders in the offering described in this prospectus, we will receive proceeds upon the cash exercise of each of the Warrants. Upon exercise of the Investor Warrants for all 2,527,304 Investor Warrant Shares by payment of cash, we will receive aggregate gross proceeds of $16,983,482.88, if the exercise price is $6.72 per share (or $15,416,554, if the exercise price is reduced to $6.10 per share) and upon exercise of the Placement Agent Warrants for all 208,333 Placement Agent Warrant Shares, we will receive aggregate gross proceeds of $1,249,998, at the exercise price of $6.00 per share. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our common stock is traded on the Nasdaq Capital Market under the symbol “CCNC”. On March 12, 2021, the last reported sales price of our shares on the Nasdaq Capital Market was $4.75 per share and we had 36,342,692 shares of common stock outstanding. Our stock price is volatile. During the 12 months prior to the date of this prospectus, our common stock has traded at a low of $0.70 and a high of $11.62.  From the beginning of 2021 through March 12, 2021, our common stock has traded at a low of $1.79 and a high of $11.62. There has been no change recently in our financial condition or results of operations that is consistent with the recent change in our stock price.

Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2021

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 2,735,637 Warrant Shares, including up to 2,527,304 Investor Warrant Shares issuable upon the exercise of the Investor Warrants and up to 208,333 Placement Agent Warrant Shares issuable upon the exercise of the Placement Agent Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “CCNC,” “Company,” “we,” “our” and “us” refer to Code Chain New Continent Limited., a Nevada corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement or amendment and the information incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus, the applicable prospectus supplement or any amendments thereto and the information incorporated by reference in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

Code Chain New Continent Limited (formerly known as JM Global Holding Company and TMSR Holding Company Limited), focuses its business on two segments: (1) coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap, through Jiangsu Rong Hai Electric Power Fuel Co., Ltd. (“Jiangsu Ronghai”), an entity contractually controlled by the Company; and (2) mobile game development, Internet of Things (IoT), and electronic tokens, through Sichuan Wuge Network Games Co., Ltd. (“Wuge”), an entity contractually controlled by the Company.

Jiangsu Ronghai was established in 2009. For the last ten years, Jiangsu Ronghai maintained its marketing position by cultivating an experienced management team equipped with industrial know-how and well-rounded coal sales team. As a veteran in the Chinese coal trading industry, Jiangsu Ronghai has a sales team with lengthy experience in coal trading, deep understanding of the market, coal products tailored to its customers’ demand. Currently, Jiangsu Ronghai mainly focuses on the sales, storage, transportation, and processing of steam coal. Because of its proximity to Rugao Port, a port known for its busy coal trade, Jiangsu Ronghai is able to keep its transportation cost low and allocate its capital to develop a strong coal processing capacity with processing equipment and professional personnel. The principal product of Jiangsu Ronghai is steam coal. In the second half of 2019, Jiangsu Ronghai expects to expand its business into iron ore trading and refined processing, as well as refined coal and coking coal business.

Jiangsu Ronghai has a reliable channel of procuring steam coal, large warehouse space for storage, and loyal customers. One of its major customers is Nantong Linan Industrial Trading Co., ltd., a local manufacturing heavyweight. Since its inception, Jiangsu Ronghai has accumulated a growing reputation in the coal industry. In 2016, Jiangsu Ronghai was awarded “Nantong City most reputable company in the coal industry” by Nantong Coal Industry Association.

Wuge was established in 2019 and is still in this early developing stage. Wuge Manor, the game Wuge is developing, is what we believe the world’s first game that combines Internet of Things (IoT) and e-commerce that is based on Code Chain platform. It is based on real cities and uses the IoT Grid as the access point to access e-commerce by Code Chain. Through the game, players can have access to hundreds of vendors and business owners in over 100 cities in China, participate in activities those businesses set up and collect points, which can be redeemed as equipment in the game or coupons usable when making purchase at that business. Code Chain access to e-commerce includes Online to Offline (O2O) “scanning QR Code” and social media that seamlessly link offline and online and connect real and virtual directly, so that each IoT Grid becomes an e-commerce access to realize the decentralization of e-commerce access and complete the basic layout for blockchain e-commerce.

In addition, Wuge generates electronic tokens that combine the five-W elements (when, where, who, why, what), geographic location via the Beidou satellite system and identity information using Code Chain technology. The electronic tokens are unique, tradable, and inheritable digital assets and cannot be tampered. The electronic tokens are based on and stored in the Code Chain system and can be used to purchase virtual property based on real estate.

Our principal executive offices are located at 1 No 119 South Zhaojuesi Road, 2nd Floor, Room 1, Chenghua District, Chengdu, Sichuan, China 610047 and our telephone number is +86 0513-8912-3630. Our website is www.ccnctech.com.

Corporate History and Structure

Overview

Code Chain New Continent Limited, formerly known as TMSR Holding Company Limited and JM Global Holding Company, was a blank check company incorporated in Delaware on April 10, 2015. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets. On June 20, 2018, the Company consummated the reincorporation. As a result, the Company changed its state of incorporation from Delaware to Nevada and implemented a 2-for-1 forward stock split of the Company’s common stock.

Effective as of May 18, 2020, the Company changed its corporate name from “TMSR Holding Company Limited” to “Code Chain New Continent Limited” pursuant to a Certificate of Amendment to the Company’s Articles of Incorporation. In connection with the name change, effective as of the opening of trading on May 18, 2020, the Company’s common stock is trading on the Nasdaq Capital Market under the ticker symbol “CCNC” and the Company’s warrants to purchase one-half of one shares of common stock at a price of $2.88 per half share ($5.75 per whole share) is quoting on the OTC Pink Market under the ticker symbol “CCNCW”.

Business Combination with China Sunlong

On February 6, 2018, China Sunlong Environmental Technology Inc. (“China Sunlong”) consummated the business combination with JM Global. This transaction is accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the shareholders of China Sunlong owns the majority of the outstanding shares of JM Global immediately following the completion of the transaction and JM Global’s operations was the operations of China Sunlong following the transaction. Accordingly, China Sunlong was deemed to be the accounting acquirer in the transaction and the transaction was treated as a recapitalization of China Sunlong.

After the business combination and prior to May 1, 2018, all of the Company’s business activities were carried out by the wholly owned operating Chinese company, Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Ltd. (“Hubei Shengrong”).

Disposition of TJComex

On April 2, 2018, the Company disposed of its subsidiary, TJComex International Group Corporation (“TJComex BVI”), a British Virgin Islands corporation, in consideration of (i) its minimum contribution to the Company’s results of operation and (ii) the unsatisfactory synergy between the TJComex BVI business and the rest of the Company’s business. The Company’s decision to dispose TJComex BVI is to (i) improve the Company’s overall financial condition and results of operations, (ii) reduce the complexity of the Company’s business, (iii) focus the Company’s resources on the solid waste recycling business as well as developing environmental control business opportunities; and (iv) make it possible for the Company to pursue acquisition opportunities for more compatible business.

Acquisition of Wuhan Host

On May 1, 2018, the Company completed the acquisition of 100% equity interest in Wuhan Host Coating Materials Co., Ltd. (“Wuhan Host”), a PRC corporation engaging in the research and development, production and sale of Zinc-rich coating materials. Wuhan Host was the largest manufacturer of inorganic Zinc-rich resin and one-component epoxy Zinc-rich resin in China with customers including leading enterprises in various industries such as electricity, metallurgy, machinery, chemicals, bridge and shipping.

Acquisition of Jiangsu Ronghai

On November 30, 2018, the Company’s indirectly subsidiary, Shengrong Environmental Protection Technology (Wuhan) Co. Ltd. (“Shengrong WFOE”), a PRC company, entered into VIE agreements with Jiangsu Rong Hai Electric Power Fuel Co., Ltd. (“Jiangsu Ronghai”). The VIE agreements were assigned in whole to the Company’s indirectly subsidiary, Tongrong Technology (Jiangsu) Co., Ltd. (“Tongrong WFOE”), a PRC company, in April 2020, through which Tongrong WFOE has the right to control, manage and operate Jiangsu Ronghai in return for a service fee equal to 100% of Jiangsu Ronghai’s net income. Jiangsu Ronghai is a PRC company incorporated in Jiangsu China, engaging in coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap.

Disposition of Hubei Shengrong

On December 27, 2018, the Company, disposed one of its operating subsidiaries, Hubei Shengrong, a PRC company, pursuant to that certain Equity Purchase Agreement by and among the Company, the Company’s subsidiary Shengrong WFOE, Hubei Shengrong and Hopeway International Enterprises Limited (the “Hoepway”). Pursuant to the Equity Purchase Agreement, Shengrong WFOE sold 100% equity interests in Hubei Shengrong to Hopeway to irrevocably forfeit and cancel all the shares owned by Hopeway.

Acquisition of Wuge

On January 3, 2020, the Company’s indirectly subsidiary, Tongrong WFOE, entered into VIE agreements with Sichuan Wuge Network Games Co., Ltd. (“Wuge”), a PRC company. The VIE agreements were assigned in whole to the Company’s indirectly subsidiary, Makesi Iot Technology (Shanghai) Co., Ltd. (“Makesi WFOE”), a PRC company, in January 2021, through which Makesi WFOE has the right to control, manage and operate Wuge in return for a service fee equal to 100% of Wuge’s net income.

Disposition of China Sunlong

On June 30, 2020, the Company disposed China Sunlong and its subsidiaries, including Shengrong Environmental Protection Holding Company Limited (“Shengrong BVI”), a British Virgin Islands company, Hong Kong Shengrong Environmental Company Limited (“Sunrong HK”), a Hong Kong company, Shengrong WFOE, and Wuhan Host pursuant to a share purchase agreement with Jiazhen Li, a former Chief Executive Officer of the Company, and Long Liao and Chunyong Zheng, former shareholders of Wuhan Host. Pursuant to the share purchase agreement, the Company sold 100% equity interests in China Sunlong to Jiazhen Li in exchange for forfeition and cancellation of all 1,012,932 shares of common stock of the Company held by Long Liao and Chunyong Zheng. The Company sold its equity interest in China Sunlong due to the economic disruption in China’s Hubei Province as a result of the COVID-19 pandemic, where Shengrong Environmental Protection Technology (Wuhan) Limited and Wuhan Host Coating Materials, Limited, indirect subsidiaries of China Sunlong, are located.

The current corporate structure is as follows:

Recent Developments

Reincorporation

On March 23, 2020, the Board of Directors and majority stockholders (the “Consenting Stockholders”) holding an aggregate of 15,491,952 shares of common stock issued and outstanding as of March 22, 2020 took action by written consent to approve the conversion of the Company from a Nevada corporation to a Cayman Islands exempted company (the “Conversion”).

Following the completion of the Conversion, we are expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC and we expect that the reduced reporting obligations associated with being a foreign private issuer will reduce operational, administrative, legal and accounting costs in the long term. We will remain subject to the mandates of the Sarbanes-Oxley Act, and, as long as our ordinary shares are listed on the Nasdaq, the governance and disclosure rules of that stock exchange. However, as a foreign private issuer, we will be exempt from certain rules under the Exchange Act that would otherwise apply if we were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer. For example:

●	we may include in its SEC filings financial statements prepared in accordance with U.S. GAAP or with IFRS as issued by the IASB without reconciliation to U.S. GAAP;

●	we will not be required to provide as many Exchange Act reports, or as frequently or as promptly, as U.S. companies with securities registered under the Exchange Act. For example, we will not be required to file current reports on Form 8-K within four business days from the occurrence of specific material events. Instead, we will need to promptly furnish reports on Form 6-K any information that we (a) make or are required to make public under the laws of the Cayman Islands, (b) files or is required to file under the rules of any stock exchange or (c) otherwise distributes or is required to distribute to its shareholders. Unlike Form 8-K, there is no precise deadline by which Form 6-K must be furnished. In addition, we will not be required to file its annual report on Form 10-K, which may be due as soon as 60 days after its fiscal year end. As a foreign private issuer, we will be required to file an annual report on Form 20-F within four months after its fiscal year end;

●	we will not be required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we will not be required to conduct advisory votes on executive compensation;

●	we will be exempt from filing quarterly reports under the Exchange Act with the SEC;

●	we will not be subject to the requirement to comply with Regulation FD, which imposes certain restrictions on the selected disclosure of material information;

●	we will not be required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we will not be required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We expect to take advantage of these exemptions if the Conversion is effected. Accordingly, after the completion of the Conversion, if you hold our securities, you may receive less information about the Company and our business than you currently receive with respect to the Company and be afforded less protection under the U.S. federal securities laws than you are entitled to currently. However, consistent with our policy of seeking input from, and engaging in discussions with, our stockholders, on executive compensation matters, we intend to provide disclosure relating to its executive compensation philosophy, policies and practices and conduct an advisory vote on executive compensation once every three years after the Conversion is effected. However, we expect to review this practice after the next such advisory vote and may at that time or in the future determine to conduct such advisory votes more frequently or to not conduct them at all.

Additionally, as a foreign private issuer, we will be permitted to follow corporate governance practices in accordance with Cayman Islands laws in lieu of certain Nasdaq corporate governance standards, such as the following Nasdaq corporate governance standards requiring that:

●	the majority of the board of directors be comprised of independent directors;

●	executive compensation be determined by independent directors or a committee of independent directors;

●	director nominees be selected, or recommended for selection by the board of directors, by independent directors or a committee of independent directors;

●	an audit committee be comprised of at least three members, each of whom is an independent director and one of whom has finance and accounting experience; and

●	all related party transactions be reviewed by the audit committee or another independent body of the board of directors.

Harney Westwood & Riegels, our Cayman Islands counsel, has advised us that there are no comparable Cayman Islands laws related to the above corporate governance standards. Notwithstanding the foregoing, we do not intend to initially rely on any Nasdaq exemptions or accommodations for foreign private issuers following the Conversion.

We believe the Conversion and the related reorganization will enhance stockholder value. However, we cannot predict what impact, if any, the Conversion and reorganization will have in the long term in light of the fact that the achievement of our objectives depends on many things, including, among other things, future laws and regulations, as well as the development of our business.

We have not completed the Conversion as of the date of this prospectus. For a discussion of the risk factors associated with the Conversion and reorganization, please see the section entitled “Risk Factors – Risks Relating to the Conversion.”

August 2020 Private Placement

On August 11, 2020, pursuant to certain securities purchase agreements, dated May 1, 2020, the Company issued 1,674,428 shares of its common stock, at a per share purchase price of $1.50, to eleven investors. The gross proceeds to the Company from this private placement were approximately $2.51 million. None of the investors is a “U.S. person” as defined under Regulation S. The shares of common stock issued in the private placement are exempt from the registration requirements of the Securities Act, pursuant to Regulation S promulgated thereunder.

February 2021 Offering

See section “February 2021 Offering” on page 30 of this prospectus.

Risk Factor Summary

Investing in our common stock involves a high degree of risk. Below is a summary of material factors that make an investment in our common stock speculative or risky. Importantly, this summary does not address all of the risks that we face. Please refer to the information contained in and incorporated by reference under the heading “Risk Factors” on page 10 of this prospectus and under similar headings in the other documents that are filed with the SEC, and incorporated by reference into this prospectus for additional discussion of the risks summarized in this risk factor summary as well as other risks that we face. These risks include, but are not limited to, the following:

●	the economic, financial, and other impacts of the COVID-19 pandemic;

●	increased competition in the business and industry that we are involved in;

●	reliance on a limited number of customers;

●	technology and cyber security risk;

●	our ability to successfully expand in our existing market segments and penetrate new market segments;

●	our financial performance, including our revenues, cost of revenues, operating expenses, and our ability to attain and sustain profitability

●	our ability to generate and sustain positive cash flow;

●	our ability to attract and retain qualified employees and key personnel;

●	general business, economic conditions in China where all of our operations are located;

●	the uncertainty of the political and regulatory development in China;

●	the occurrence of natural and unnatural catastrophic events and claims resulting from such events;

●	volatility in our common stock price;

●	dilution to existing holders of our common stock;

Implications of Being a Smaller Reporting Company

We qualify as an “smaller reporting company” as defined in Rule 405 of the Securities Act and Item 10 of Regulation S-K. A smaller reporting company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

●	the reduced disclosure obligation regarding executive compensation under Item 402 of Regulation S-K;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for so long as we remain a smaller reporting company. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million.

EXECUTIVE COMPENSATION

The following table presents information concerning the total compensation of the (i) each person serving as our principal executive officer (“PEO”), (ii) each person serving as our principal financial officer (“PFO”), and (iii) our three most highly compensated executive officers other than our PEO and PFO for the years ended December 31, 2020 and 2019:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Other Compensation ($)	Total ($)

Yimin Jin (1)	2020	100,000	-	-	-	-	100,000
(Co-CEO)	2019	100,000	-	-	-	-	100,000

Wei Xu (2)	2020	10,000	-	-	-	-	10,000
(President)	2019	10,000	-	-	-	-	10,000

Yuguo Zhang (3)	2020	83,333	-	-	-	-	83,333
(Former President)	2019	66,667	-	-	-	-	66,667

Yi Li (4)	2020	30,000	-	-	-	-	30,000
(CFO)	2019	30,000	-	-	-	-	30,000

(1)	Ms. Yimin Jin was appointed as the Co-CEO of the Company on April 15, 2019. Mr. Jin is also a director of the Company. The amounts reflect the compensation Mr. Jin received for his services as the Co-CEO and a director of the Company.

(2)	Mr. Wei Xu was appointed as the President of the Company on October 29, 2020. Mr. Xu is also a director of the Company. The amounts reflect the compensation Mr. Xu received for his services as the President and a director of the Company.

(3)	Mr. Yuguo Zhang was appointed as the President and a director of the Company on April 25, 2019. Mr. Zhang resigned as a director on February 25, 2020 and resigned as the President on October 29, 2020. The amounts reflect the compensation Mr. Zhang received for his services as the President and a director of the Company.

(4)	Ms. Yi Li was appointed as the CFO of the Company on April 25, 2019. The amounts reflect the compensation Ms. Li received for her services as the CFO of the Company.

Grants of Plan Based Awards in the Fiscal Year Ended December 31, 2020

During the fiscal year ended December 31, 2020, no shares of common stock were granted to our officers and directors under the plan.

Outstanding Equity Awards at Fiscal Year-End

None.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We have entered into employment agreements with each of Yimin Jin and Yi Li. Under these agreements, the respective executive officer is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a crime, or misconduct or a failure to perform agreed duties. The executive officer may resign at any time with a three-month advance written notice.

The officers also agreed to enter into additional confidential information and invention assignment agreements and are subject to certain non-compete and non-solicitation restrictions for a period one year following termination.

Director Compensation

The following table represents compensation earned by our non-executive directors in fiscal year ended December 31, 2020.

Name	Fees earned in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Yuguo Zhang (1)	$83,333	-	-	-	$83,333
Qihai Wang (2)	$10,000	-	-	-	$10,000
Xueyuan Han (3)	$10,000	-	-	-	10,000
Manli Long (4)	$10,000	-	-	-	$10,000
Mingze Yin (5)	$10,000	-	-	-	$10,000
Min Zhu (6)	$10,000	-	-	-	$10,000
Wei Xu (7)	$10,000	-	-	-	$10,000
Yajing Li (8)	$2,000				$2,000

(1)	Mr. Yuguo Zhang was appointed as the President and a director of the Company on April 25, 2019. Mr. Zhang resigned as a director on February 25, 2020 and resigned as the President on October 29, 2020. The amounts reflect the compensation Mr. Zhang received for his services as the President and a director of the Company.

(2)	Mr. Qihai Wang was appointed as a director of the Company on April 24, 2019.

(3)	Ms. Xueyuan Han was appointed as a director of the Company on April 08, 2019. Mr. Han resigned from his position on February 25, 2020.

(4)	Ms. Manli Long was appointed as a director of the Company on April 08, 2019. Ms. Long resigned from her position on February 11, 2021

(5)	Mr. Mingze Yin was appointed as a director of the Company on March 22, 2019. Mr. Yin resigned from his position on November 16, 2020.

(6)	Ms. Min Zhu was appointed as a director of the Company on March 22, 2019. Mr. Zhu resigned from her position on February 11, 2021

(7)	Mr. Wei Xu was appointed as a director of the Company on January 3, 2020. Mr. Wei Xu is also the President of the Company. The amounts reflect the compensation Mr. Xu received for his services as the President and a director of the Company.

(8)	Ms. Yajing Li was appointed as a director of the Company on November 16, 2020.

ABOUT THIS OFFERING

This prospectus relates to the offer and resale by the Selling Stockholders of up to 2,735,637 shares of common stock. All of Warrant Shares, when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Warrant Shares from time to time at prevailing market prices or at privately negotiated prices.

Warrant Shares Offered by Selling Stockholders	Up to 2,735,637 shares of common stock

Shares Outstanding After the Offering	39,078,329 (1)

Use of Proceeds	We will not receive any of the proceeds from any sale of the Warrant Shares by the Selling Stockholders. We may receive proceeds in the event that any of the Warrants are exercised at their respective exercise prices per share, for cash, which may result in gross proceeds of up to $18,233,480.88, if the Investor Warrants are exercised at $6.72 per share, or $16,666,552, if the Investor Warrants are exercised at the reduced exercise price of $6.10 per share. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds” of page 35.

Risk Factors	An investment in the common stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 10 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol:	CCNC

(1) The number of shares of our common stock outstanding prior to and that will be outstanding after this offering is based on 36,342,692 shares of common stock outstanding as of March 12, 2021 and excludes (a) shares of common stock to be issued upon exercise of warrants to purchase an aggregate of up to 6,179,036 shares of common stock as of March 12, 2021. Additionally, the number of shares of common stock that will be outstanding after this offering also assumes the issuance of 2,735,637 Warrant Shares being registered for resale in this offering upon exercise of all of the Warrants issued to the Selling Stockholders.

RISK FACTORS

Holding shares of common stock involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference into this prospectus before you decide to accept any Warrant Shares. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus, or in the documents incorporated by reference herein. Any of the risks and uncertainties set forth in this prospectus, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our common stock.

Risks Related to Our Business and Operations

Our business, results of operations and financial condition have been and may be further adversely affected by global public health epidemics, including the strain of coronavirus known as COVID-19.

In December 2019, a novel strain of coronavirus causing respiratory illness (“COVID-19”) surfaced in Wuhan, China, spreading at a fast rate in January and February of 2020, and confirmed cases were also reported in other parts of the world. In reaction to this outbreak, an increasing number of countries imposed travel suspensions to and from China following the World Health Organization’s “public health emergency of international concern” announcement on January 30, 2020. Since this outbreak, business activities in China and many other countries including U.S. have been disrupted by a series of emergency quarantine measures taken by the government.

As a result, our operations in China and U.S. have been materially affected. Our office in Hubei Province, China were closed since the lockdown was enforced on January 23, 2020. The economic disruption caused by COVID-19 were catastrophic for our waste management business in Wuhan, which had no revenue and negative operating income since the fourth quarter of 2019 and no revenue or operating income for the first and second quarter of 2020. We lost employees, suppliers and customers and were not been able to recover. As a result, we sold our businesses located in Wuhan. See “Our Company – Corporate History – Disposition of China Sunlong”. Our offices in Jiangsu Province and Sichuan Province in China were temporarily closed from early February until early March 2020. We have seen a slowdown in revenue growth in first three quarters of 2020.

The extent to which COVID-19 negatively impacts our business is highly uncertain and cannot be accurately predicted. We believe that the coronavirus outbreak and the measures taken to control it may have a significant negative impact on not only our business, but economic activities globally. The magnitude of this negative effect on the continuity of our business operation in China and in the U.S. remains uncertain. These uncertainties impede our ability to conduct our daily operations and could materially and adversely affect our business, financial condition and results of operations, and as a result could adversely affect our stock price and create more volatility.

Our operating companies, Jiangsu Ronghai and Wuge, both contractually controlled by the Company, have limited operating histories, which make it difficult to evaluate their businesses and prospects.

Jiangsu Ronghai began operating in May 2009 and has a limited operating history. Jiangsu Ronghai generated $18.31 million in revenue in 2017, $17.47 million in revenue in 2018, $19.58 million in 2019 and $8.95 million in nine months ended September 30, 2020. But the past revenue might not be indicative of future performance. Similarly, Wuge commenced operation in October 2019 and is in the development stage. Wuge has generated about $723 in revenue in the nine months ended September 30, 2020. We cannot guarantee whether Wuge will continue to generate revenue. You should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries, such as the coal products and alternative energy industries and the Internet of Things industry in China. Jiangsu Ronghai’s and Wuge’s limited history may not serve as an adequate basis to judge our future prospects and results of operations. Our operations are subject to all of the risks, challenges, complications and delays frequently encountered in connection with the operation of any new business, as well as those risks that are specific to the coal trading industry. Investors should evaluate us in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products and technologies. Despite our best efforts, we may never overcome these obstacles.

Changes to policies and regulations, as well as local environmental requirements on exploiting and using coal or its products, are likely to have an impact on the coal market, which will affect the Company’s earnings.

We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

●	obtain sufficient working capital and increase its registered capital to support expansion of our industrial and mining recycling business;

●	comply with any changes in the laws and regulations of the PRC or local province that may affect our operations;

●	expand our customer base;

●	maintain adequate control of default risks and expenses allowing us to realize anticipated revenue growth;

●	implement our growth strategies and plans and adapt and modify them as needed;

●	integrate any future business combinations; and

●	anticipate and adapt to changing conditions in the Chinese industrial and mining recycling industry resulting from changes in government regulations, mergers and Business Combinations involving our competitors, and other significant competitive and market dynamics.

If we are unable to address any or all of the foregoing risks, our business may be materially and adversely affected.

Our revenues are highly dependent on a small number of customers, and we will likely continue to be dependent on a small number of customers.

For the three months ended September 30, 2020, one customer accounted for 99.4% of the Company’s revenues. For the three months ended September 30, 2019, two customers accounted for 31.1% and 24.0% of the Company’s revenues. For the nine months ended September 30, 2020, one customer accounted for 99.4% of the Company’s revenues. For the nine months ended September 30, 2019, four customers accounted for 17.6%, 17.3%, 13.2% and 10.5% of the Company’s revenues. All the customers are customers of Jiangsu Ronghai. We are, and will likely continue to be, dependent on a small number of customers, and the loss of any such customer would materially and adversely affect our business, operating results and financial condition. Furthermore, as a result of our reliance on a limited number of customers, we could face pricing and other competitive pressures which may have a material adverse effect on our business, operating results and financial condition.

A significant part of Jiangsu Ronghai’s revenues is also derived from a small number of customers. Jiangsu Ronghai expects a small number of customers will continue to generate a substantial portion of our revenues for the foreseeable future. As of September 30, 2020, Nantong Linan Industrial Trading Co. Ltd. and Huainan Guoqi Trading Co. Ltd., Jiangsu Ronghai’s two largest customers, collectively accounted for 96.8% of the Company’s total sales. The loss of Nantong Linan and Huainan Guoqi, or the change of the contractual terms of the contract entered between Jiangsu Ronghai and Nantong Linan and Huainan Guoqi or any significant dispute with Nantong Linan and Huainan Guoqi could materially adversely affect the Company’s financial condition and results of operations.

If one or more of Jiangsu Ronghai’s customers does not perform under one or more contracts with it and Jiangsu Ronghai is not able to find a replacement contract, or if a customer exercises certain rights to terminate the contract, Jiangsu Ronghai could suffer a loss of revenues that could materially adversely affect its and the Company’s business, financial condition and results of operations.

The coal wholesale industry and IoT industry are competitive in China and could cause us to lose market share and revenues in the future.

The coal wholesale industry and IoT industry are very competitive in China, and we expect these industries to become more competitive as it begins to consolidate. Some of our competitors will likely have substantially greater financial, marketing and other resources than us. As a result, we could lose market share and our revenues could decline, thereby adversely affecting our earnings and potential for growth. While we believe that we will be able to successfully compete in this area as a result of our proprietary technology, there is no assurance that we will be able to hire and retain the necessary employees and compete successfully.

Wuge may be unable to gain any significant market acceptance for our products and services or be unable to establish a significant market presence.

Wuge’s growth strategy for is substantially dependent upon our ability to market our intended products and services successfully to prospective clients in China. This requires that we heavily rely upon our development and marketing partners. Failure to select the right development and marketing partners will significantly delay or prohibit our ability to develop our intended products and services, market the products and gain market acceptance. Our intended products and services may not achieve significant market acceptance. If acceptance is achieved, it may not be sustained for any significant period of time. Failure of our intended products and services to achieve or sustain market acceptance could have a material adverse effect on our business, financial conditions and the results of our operations.

If potential users within the target markets do not widely adopt Code Chain technology and IoT services or Wuge fails to achieve and sustain sufficient market acceptance, we will not generate sufficient revenue, if at all, and our growth prospects, financial condition and results of operations could be harmed.

Wuge may never gain significant acceptance in the marketplace and, therefore, may never generate substantial revenue or allow us to achieve or maintain profitability. Widespread adoption of Code Chain technology and IoT services in China depends on many factors, including acceptance by users that such systems and methods or other options. Our ability to achieve commercial market acceptance for Wuge or any other future products also depends on the strength of our sales, marketing and distribution organizations.

Cyber security risks could adversely affect Wuge’s busines and disrupt its operations.

The threats to network and data security are increasingly diverse and sophisticated. Despite our efforts and processes to prevent breaches, Wuge’s products devices and those of third parties that we use in our operations are vulnerable to cyber security risks, including cyber attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations, which could lead to interruptions, delays, loss of critical data, and loss of consumer confidence.

In addition, we may be the target of email scams that attempt to acquire sensitive information or company assets. Despite our efforts to create security barriers to such threats, we may not be able to entirely mitigate these risks. Any cyber attack that attempts to obtain our data and assets, disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could adversely affect our business, operating results, and financial condition, be expensive to remedy, and damage our reputation.

An assertion by a third party that we are infringing its intellectual property could subject us to costly and time-consuming litigation or expensive licenses and our business could be harmed.

The technology industries involving IoT devices, software and services are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Much of this litigation involves patent holding companies or other adverse patent owners who have no relevant product revenues of their own, and against whom our own patent portfolio may provide little or no deterrence.

We cannot assure you that we, our subsidiaries or our variable interest entities will prevail in any future intellectual property infringement or other litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us or our subsidiaries to enter into royalty or licensing agreements. In addition, we , our subsidiaries or our variable interest entities could be obligated to indemnify our customers against third parties’ claims of intellectual property infringement based on our products or solutions. If our products or solutions violate any third-party intellectual property rights, we could be required to withdraw them from the market, re-develop them or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our products or solutions, obtain licenses from third parties on favourable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and operating results. Withdrawal of any of our products or solutions from the market could harm our business, financial condition and operating results.

Failure to manage Jiangsu Ronghai and Wuge effectively since its acquisition could materially impact our business.

The recent acquisition of Jiangsu Ronghai and Wuge have placed, and future growth will place, a significant strain on the Company’s management, administrative, operational and financial infrastructure. The Company’s success will depend in part on its ability to manage Jiangsu Ronghai and Wuge effectively. To manage the recent and expected growth of its operations and personnel, the Company will need to continue to improve its operational, financial and management controls and its reporting systems and procedures. Failure to effectively manage Jiangsu Ronghai and Wuge could result in difficulty or delays in deploying the Company’s services to customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties. Any of these difficulties could adversely impact the Company’s business performance and results of operations.

Jiangsu Ronghai’s business and results of operations are dependent on the PRC coal markets, which may be cyclical.

As its revenue is substantially derived from the sale of steam coal, Jiangsu Ronghai’s business and operating results are substantially dependent on the domestic supply of steam coal. The PRC coal market is cyclical and exhibits fluctuation in supply and demand from year to year and is subject to numerous factors beyond our control, including, but not limited to, economic conditions in the PRC, global economic conditions, and fluctuations in industries with high demand for coal, such as the utilities and steel industries. Fluctuations in supply and demand for coal affects coal prices which, in turn, may have an adverse effect on our operating and financial performance. The demand for coal is primarily affected by overall economic development and the demand for coal from the electricity generation, steel and construction industries. The supply of coal, on the other hand, is primarily affected by the geographic location of the coal supplies, the volume of coal produced by domestic and international coal suppliers, and the quality and price of competing sources of coal. Alternative fuels such as natural gas and oil, alternative energy sources such as hydroelectric power and nuclear power, and international shipping costs also impact the market demand for coal. Excess demand for coal may increase coal prices, which would have an adverse effect on the cost of goods sold which would, in turn, cause a short-term decline in our profitability if we are unable to increase the price of our steam coal to our customers. Local government may regulate residential winter heating prices so they are not increased above a certain threshold, thus our residential heating customers may not be able to pay higher steam coal prices. As a result, Jiangsu Ronghai may not be able to increase its steam coal price in response to any increase in coal price or Jiangsu Ronghai may have to decrease its steam coal price when it renews contracts with its customers. As a result, Jiangsu Ronghai may not able to keep its gross margin.

Our results of operations are subject, to a significant extent, to economic, political and legal developments in the PRC.

All of the sales of Jiangsu Ronghai and Wuge were made to customers based in the PRC. We expect that a majority of their sales will continue be made to customers based in the PRC. Accordingly, the economic, political and social conditions, as well as government policies, of the PRC may affect our business. The PRC economy differs from the economies of most developed countries in many respects, including: (i) structure; (ii) level of government involvement; (iii) level of development; (iv) growth rate; (v) control of foreign exchange and (vi) allocation of resources. The PRC economy has been transitioning from a planned economy to a more market-oriented economy. For the past two decades, the PRC government has implemented economic reform measures emphasizing the utilization of market forces in the development of the PRC economy. Changes in the PRC’s political, economic and social conditions, laws, regulations and policies could materially and adversely affect our business and results of operations. In addition, the PRC government indirectly influences coal prices through its regulation of power tariffs and its control over the allocation of the transportation capacity of the national rail system. Any significant downturn in coal prices in the PRC could materially and adversely affect our business and results of operations. Additionally, the PRC government could adopt new policies that could shift demand away from coal to other energy sources. Any significant decline in demand for, or over-supply of, coal could materially and adversely affect our revenues from coal export sales.

Competition could put downward pressure on coal prices and, as a result, materially and adversely affect our revenues and profitability.

Jiangsu Ronghai competes with numerous other domestic and foreign coal producers for domestic sales. Overcapacity and increased production within the domestic coal industry, and decelerating steel demand in Asia have at times, and could in the future, materially reduce coal prices and therefore could materially reduce our revenues and profitability. Potential changes to international trade agreements, trade policies, trade concessions or other political and economic arrangements may benefit coal producers operating in countries other than China. We may not be able to compete on the basis of price or other factors with companies that in the future benefit from favorable foreign trade policies or other arrangements. In addition, our ability to ship our coal to international customers depends on port capacity, which is limited. Increased competition within the coal industry for international sales could result in us not being able to obtain throughput capacity at port facilities, or could result in the rates for such throughput capacity increasing to a point where it is not economically feasible to export our coal.

The domestic coal industry has experienced consolidation in recent years, including consolidation among some of our major competitors. In addition, substantial overcapacity exists in the coal industry and several other large coal companies have also filed, and others may file, bankruptcy proceedings which could enable them to lower their productions costs and thereby reduce the price for their coal, which in turn could adversely affect our revenues if we are not able to similarly reduce our prices. Consolidation in the coal industry or current or future bankruptcy proceedings of our coal competitors could adversely affect our competitive position.

In addition to competing with other coal producers, Jiangsu Ronghai competes generally with producers of other fuels, such as natural gas. Natural gas pricing has declined significantly in recent years. The decline in the price of natural gas has caused demand for coal to decrease and adversely affected the price of our coal. Sustained periods of low natural gas prices have also contributed to utilities phasing out or closing existing coal-fired power plants and continued low prices could reduce or eliminate construction of any new coal-fired power plants. This trend has, and could continue to have, a material adverse effect on demand and prices for our coal. Moreover, the construction of new pipelines and other natural gas distribution channels may increase competition within regional markets and thereby decrease the demand for and price of our coal.

Risks Related to Our Corporate Structure

The failure to comply with PRC regulations relating to mergers and acquisition of domestic enterprises by offshore special purpose vehicles may subject the Company to severe fines or penalties and create other regulatory uncertainties regarding the Company’s corporate structure.

On August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the China Securities Regulatory Commission (“CSRC”), the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation (“SAT”), the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange (“SAFE”), jointly promulgated regulations entitled the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which took effect as of September 8, 2006, and which were amended on June 22, 2009. These regulations, among other things, contained certain provisions that require offshore companies formed for the purpose of acquiring PRC domestic companies and controlled directly or indirectly by PRC individuals and companies which are related parties with PRC domestic companies to obtain the approval of MOFCOM prior to engaging in such acquisitions and to obtain the approval of the CSRC prior to publicly listing special purpose vehicle securities on an overseas stock market. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

The application of the M&A Rules with respect to the Company’s corporate structure remains unclear, with no current consensus existing among leading PRC law firms regarding the scope and applicability of the M&A Rules. We believe that the MOFCOM and CSRC approvals under the M&A Rules are not required in the context of the contractual arrangements with Jiangsu Ronghai and Wuge, our operating entities in China, because both Tongrong WFOE and Makesi WFOE were incorporated as wholly owned foreign investment enterprise with the approval of local department of commerce. However, we cannot be certain that the relevant PRC government agencies, including the CSRC and MOFCOM, would reach the same conclusion, and we cannot be certain that MOFCOM or the CSRC will not deem that the contractual arrangements circumvent the M&A Rules, and other rules and notices, or that prior MOFCOM or CSRC approval is required for overseas financing.

If the CSRC, MOFCOM, or another PRC regulatory agency subsequently determines that CSRC, MOFCOM or other approval was required for the contractual arrangement with Jiangsu Ronghai and Wuge, our operating entities in China, or if prior CSRC approval for overseas financings is required and not obtained, the Company may face severe regulatory actions or other sanctions from MOFCOM, the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines or other penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from overseas financings into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares of common stock. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel overseas financings, to restructure the Company’s corporate structure, or to seek regulatory approvals that may be difficult or costly to obtain.

The M&A Rules, along with certain foreign exchange regulations discussed below, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our future acquisition strategy.

PRC regulations relating to investments in offshore companies by PRC residents may subject the Company’s PRC-resident beneficial owners or its PRC subsidiaries to liability or penalties, limit our ability to inject capital into its PRC subsidiaries or limit its PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“SAFE Circular 37”) on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to such registration in the event of any significant changes with respect to a special purpose vehicle, such as an increase or decrease of capital contributed by PRC individuals to such entity, a share transfer or exchange, a merger, division or any other material event relating to such entity. In the event that a PRC resident holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent of such entity and from carrying out subsequent cross-border foreign exchange activities, and such special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

SAFE promulgated the Notice of SAFE on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment (“SAFE Circular 13”) on February 13, 2015, which became effective on June 1, 2015. SAFE Circular 13 cancels two administrative approval items: foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment; instead, banks shall directly examine and handle foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment, and SAFE and its branch shall indirectly regulate the foreign exchange registration of direct investment through banks.

The Company may not be aware of the identities of all of its beneficial owners who are PRC residents. The Company does not have control over its beneficial owners and cannot assure you that all of its PRC-resident beneficial owners will comply with SAFE Circular 37, SAFE Circular 13 and subsequent rules implemented by SAFE. The failure of the Company’s beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules, or the failure of future beneficial owners of the Company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37, SAFE Circular 13 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Furthermore, since SAFE Circular 37 and SAFE Circular 13 was recently promulgated and it is unclear how such regulations, and any future regulations concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, the Company cannot predict how these regulations will affect its business operations or future strategy. Failure to register or comply with relevant requirements may also limit the Company’s ability to contribute additional capital to its PRC subsidiaries and limit its PRC subsidiaries’ ability to distribute dividends to the Company. These risks may have a material adverse effect on the Company’s business, financial condition and results of operations.

If Jiangsu Ronghai or Wuge fails to maintain the requisite licenses and approvals required under PRC law, our business, financial condition and results of operations may be materially and adversely affected.

Foreign investment is highly regulated by the PRC government and local authorities. Jiangsu Ronghai and Wuge are required to obtain and maintain certain licenses or approvals from different regulatory authorities in order to operate their respective current businesses. These licenses and approvals are essential to the operation of their businesses, for example, the value-added telecommunication business carried out by Wuge. If Jiangsu Ronghai and Wuge fail to obtain or maintain any of the required licenses or approvals for its business, we may be subject to various penalties, such as fines and the discontinuation or restriction of its operations. Any such disruption in the business operations of Jiangsu Ronghai and Wuge could materially and adversely affect our business, financial condition and results of operations.

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with applicable PRC laws and regulations, or if these laws and regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

PRC laws and regulations impose certain restrictions and prohibitions on foreign ownership of companies that engage in Internet and other related businesses. The Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2020 Version) provides that foreign investors are generally not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider other than an e-commerce service provider, among others, and the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises (2016 Revision) requires that the major foreign investor in a value-added telecommunication service provider in China must have experience in providing value-added telecommunications services overseas and maintain a good track record.

To ensure compliance with the PRC laws and regulations, our wholly owned subsidiary, or WFOE, conduct our business in China mainly through our Wuge based on a series of contractual arrangements by and among our WFOE, our VIE and the respective shareholders of our VIE, which enable us to (i) exercise effective control over our VIEs, (ii) receive substantially all of the economic benefits of our VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in our VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our VIE and hence consolidate their financial results into our consolidated financial statements under IFRS. See "Corporate History and Structure" for further details.

If the contractual arrangements among our WFOEs, our VIEs and their respective shareholders are determined to be illegal or invalid, or if we or our VIEs fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations or failures, including:

●	revoking the business license and/or operating license of such entities;

●	placing restrictions on our operations or our right to collect revenues;

●	imposing fines, confiscating the income from our WFOEs or VIEs, or imposing other requirements with which we or our VIEs may not be able to comply;

●	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements and deregistering equity pledges made by the shareholders of our VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIEs;

●	restricting or prohibiting our use of the proceeds upon exercise of the Warrants to finance our business and operations in China; or

●	taking other regulatory or enforcement actions that could be harmful to our business.

The imposition of any of these penalties could cause us to lose our right to direct the activities of our VIEs or our right to receive substantially all of the economic benefits and residual returns from our VIEs and result in a material adverse effect on our ability to conduct our business. In addition, it is unclear what impact these actions would have on us and on our ability to consolidate the financial results of our VIEs in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws and regulations. If we are not able to restructure our ownership structure and operations in a manner satisfactory to relevant PRC regulatory authorities, our results of operations and financial condition could be materially and adversely affected.

Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business operations and financial results.

On March 15, 2019, the National People's Congress approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Foreign Owned Enterprise Law as the legal basis for foreign investment in the PRC. The Foreign Investment Law defines the "foreign investment" as investment activities in China conducted directly or indirectly by foreign investors in the following manners: (i) the foreign investor, by itself or together with other investors, establishes a foreign invested enterprise in China; (ii) the foreign investor acquires shares, equities, asset tranches, or similar rights and interests of enterprises in China; (iii) the foreign investor, by itself or together with other investors, invests in and establishes new projects in China; or (iv) the foreign investor invests through other approaches as stipulated by laws, administrative regulations or as otherwise regulated by the State Council. However, since the Foreign Investment Law is relatively new, uncertainties still exist in relation to its interpretation and implementation. While the Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, it is possible that foreign investment via contractual arrangements may be interpreted as a type of indirect foreign investment activity that falls within the definition of "foreign investment" or future laws, administrative regulations or provisions promulgated by the State Council.

In any of these cases, our contractual arrangements may be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

Risks Related to Doing Business in China

A slowdown of the Chinese economy or adverse changes in economic and political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect our business.

We are a holding company and all of our operations are entirely conducted in the PRC. Although the PRC economy has grown in recent years, the pace of growth has slowed, and even that rate of growth may not continue. The annual rate of growth in the PRC declined from 6.9% in 2017 to 6.6% in 2018 to 6.1% in 2019, its lowest since 1990. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and may have a materially adverse effect on our business.

China’s economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors.

The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy or the economy of the region(s) that we serve, which could materially adversely affect our business.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that the Company may be able to conduct in the PRC and accordingly on the results of its operations and financial condition.

The Company’s business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which the Company must conduct its business activities. The Company’s ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activities. However, the government of the PRC may not continue to pursue these policies or may significantly alter these policies from time to time without notice.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing the Company’s business, or the enforcement and performance of the Company’s arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect the Company’s business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors, including investors in shares of our common stock.

Jiangsu Ronghai’s and Wuge’s business is subject to extensive regulation and supervision by state, provincial and local government authorities, which may interfere with the way the Company conducts its business and may negatively impact its financial results.

Jiangsu Ronghai and Wuge is subject to extensive and complex state, provincial and local laws, rules and regulations with regard to its loan operations, capital structure, maximum interest rates, allowance for loan losses, among other things, as set out in “Business — Government Regulations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on April 17, 2020, and Amendment No. 1 to Annual Report Form 10-K, filed with the SEC on May 14, 2020. These laws, rules and regulations are issued by different central government ministries and departments, provincial and local governments and are enforced by different local authorities in China’s Hubei Province, the city of Wuhan, the city of Suzhou, and the city of Chengdu. As a result of the complexity, uncertainties and constant changes in these laws, rules and regulation, including changes in interpretation and implementation of such, Jiangsu Ronghai’s and Wuge’s business activities and growth may be adversely affected if it does not respond to such changes in a timely manner or is found to be in violation of the applicable laws, regulations and policies as a result of a position taken by the relevant competent authority in the interpretation of such applicable laws, regulations and policies that is different from Jiangsu Ronghai’s and Wuge’s position. If Jiangsu Ronghai or Wuge is found to be not in compliance with such laws and regulations, it may be subject to sanctions by regulatory authorities, monetary penalties and/or reputation damage, which could have a material adverse effect on the Company’s business operations and profitability.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions against us or our management, in China, based upon United States laws, including the U.S. federal securities laws, or other foreign laws.

We are a holding company that is incorporated in the State of Nevada, however substantially all of our operations are conducted in China, and substantially all of our assets are located in China. All of our current directors and officers reside in China, and substantially all of the assets of such persons are located outside of the United States. As a result, Allbright Law Offices, our counsel as to PRC law, has advised us that it may be difficult for a shareholder to effect service of process within the United States upon such persons, or to enforce judgments against us which are obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Allbright Law Offices have further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States providing for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors or officers if they decide that the judgment violates the basic principles of PRC laws, national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Allbright Law Offices have also advised us that in the event shareholders originate an action against a company without domicile in China for disputes related to contracts or other property interests, the PRC courts may accept a cause of action if (a) the disputed contract is concluded or performed in the PRC or the disputed subject matter is located in the PRC, (b) the company (as defendant) has properties that can be seized within the PRC, (c) the company has a representative organization within the PRC, or (d) the parties chose to submit to the jurisdiction of the PRC courts in the contract on the condition that such submission does not violate the requirements of jurisdiction under the PRC Civil Procedures Law. The action may be initiated by a shareholder by filing a complaint with the PRC courts. The PRC courts would determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. A shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in such an action unless such foreign country restricts the rights of PRC citizens and companies.

Our ability to pay dividends may be restricted due to foreign exchange control and other regulations of China.

As an offshore holding company, we will rely principally on dividends from our subsidiaries in China, WFOEs, for our cash requirements. Under the applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside a portion of its after-tax profit to fund specific reserve funds prior to payment of dividends. In particular, at least 10% of its after-tax profits based on PRC accounting standards each year is required to be set aside towards its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

Furthermore, WFOE’s ability to pay dividends may be restricted due to foreign exchange control policies and the availability of its cash balance. Substantially all of the Company’s operations are conducted in China and all of the revenue we recognize, through WFOE will be denominated in RMB. RMB is subject to exchange control regulation in China, and, as a result, WFOE may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars.

The lack of dividends or other payments from WFOE may limit our ability to make investments or business combinations that could be beneficial to our business, pay dividends or otherwise fund, and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from WFOE, our liquidity and financial condition will be materially and adversely affected.

Dividends payable to our foreign investors and gains on the sale of our shares of common stock by our foreign investors may become subject to tax by the PRC.

Under the PRC Enterprise Income Tax Law (the “New EIT Law”) and its implementation regulations issued by the State Council of the PRC, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of shares of our common stock by holders of such shares is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our shares of common stock, and any gain realized from the transfer of such shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual holders of our shares of common stock who are non-PRC residents and any gain realized on the transfer of such shares by such holders may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties. It is unclear whether we or any of our subsidiaries that are organized outside of China are considered a PRC resident enterprise, or if holders of our shares of common stock would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC holders of shares of our common stock, or gains from the transfer of such shares by such holders are subject to PRC tax, the value of your investment in our shares of common stock may decline significantly.

Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.

Under the New EIT Law and its amendment and implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a “de facto management body” located within the PRC is considered a PRC resident enterprise and will be subject to the PRC’s enterprise income tax at the rate of 25% on its global income. Such implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finance and treasury, and business combination and disposition of properties and other assets of an enterprise.” On April 22, 2009, the SAT issued a circular (“SAT Circular 82”), which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although the SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the resident status of all offshore enterprises for the purpose of PRC taxation, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to the 25% enterprise income tax on our global income, which could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new PRC resident enterprise classification for tax purposes may apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued an Announcement on Several Issues Concerning Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-PRC Resident Enterprises (“Announcement 7”), which became effective on the same date. Under Announcement 7, an “indirect transfer” refers to a transaction where a non-resident enterprise transfers its equity interest or other similar interest in an offshore holding company, which directly or indirectly holds Chinese taxable assets (the assets of an “establishment or place” situated in China; real property situated in China and equity interest in Chinese resident enterprises) and under Announcement 7 any such indirect transfer without reasonable commercial purposes is subject to the PRC taxation. In addition, Announcement 7 specifies the conditions under which an indirect transfer is deemed to lack a reasonable commercial purpose which include: (1) 75% or more of the value of the offshore holding company’s equity is derived from Chinese taxable assets, (2) anytime in the year prior to the occurrence of an indirect transfer of Chinese taxable assets, 90% or more of the total assets (excluding cash) of the offshore holding company are direct or indirect investment in China, or 90% or more of the revenue of the offshore holding company was sourced from China; (3) the functions performed and risks assumed by the offshore holding company(ies), although incorporated in an offshore jurisdiction to conform to the corporate law requirements there, are insufficient to substantiate their corporate existence and (4) the foreign income tax payable in respect of an indirect transfer is lower than the Chinese tax which would otherwise be payable in respect of a direct transfer if such transfer were treated as a direct transfer. As a result, gains derived from such indirect transfer will be subject to PRC enterprise income tax, currently at a rate of 10%.

Announcement 7 grants a safe harbor under certain qualifying circumstances, including transfers in the public securities market and certain intragroup restricting transactions, however, there is uncertainty as to the implementation of Announcement 7. For example, Announcement 7 requires a buyer to withhold the applicable taxes without specifying how to obtain the information necessary to calculate taxes and when the applicable tax shall be submitted. Announcement 7 may be determined by the tax authorities to be applicable to our offshore restructuring transactions or sale of the securities of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved. Though Announcement 7 does not impose a mandatory obligation to file a report of taxable events, the transferring party shall be subject to PRC withholding tax if the certain tax filing conditions are met. Non-filing may result in an administrative penalty varying from 50% to 300% of unpaid taxes. As a result, we and our non-resident enterprises in such transactions may become at risk of being subject to taxation under Announcement 7, and may be required to expend valuable resources to comply with Announcement 7 or to establish that we and our non-resident enterprises should not be taxed under Announcement 7, for any restructuring or disposal of securities of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions that we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing SAT Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise may be subject to PRC enterprise income tax if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to a PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring a PRC tax. As a result, gains derived from such indirect transfer may be subject to the PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our Company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 698 and Circular 7, and may be required to expend valuable resources to comply with Circular 59, Circular 698 and Circular 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 698 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. We may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the New EIT Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or Circular 698 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

Substantially all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC subsidiaries, which are wholly-foreign owned enterprises, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE or banks and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for all of our PRC subsidiaries.

Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under this policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over three years. From July 2008 until June 2010, however, the RMB traded stably within a narrow range against the U.S. dollar. On June 20, 2010, the People’s Bank of China announced that the PRC government would reform the RMB exchange rate regime and increase the flexibility of the exchange rate. In April 2012, the PRC government announced it would allow greater RMB exchange rate fluctuation. On August 11, 12 and 13, 2015, the PRC government successively set the central parity rate for the RMB more than 3% lower in the aggregate than that of August 10, 2015 and announced that it will begin taking into account previous day’s trading in setting the central parity rate. In 2015, the RMB experienced a 4.88% drop in value, and on January 4, 2016 the PRC government set the U.S. dollar- RMB currency pair to a reference rate of 6.5%, the lowest rate in 4.5 years, on January 6, 2017, the reference rate was 0.9% up-regulated by the PRC government. However, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. As significant international pressure remains on the PRC government to adopt a more flexible currency policy, greater fluctuation of the RMB against the U.S. dollar could result.

Our revenues and costs are mostly denominated in the RMB, and a significant portion of our financial assets are also denominated in the RMB. Any significant fluctuations in the exchange rate between the RMB and the U.S. dollar may materially adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on our shares in U.S. dollars. Fluctuations in the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a U.S. holder of our shares of common stock, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency such as the RMB, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

Future inflation in China may inhibit economic activity and adversely affect the Company’s operations.

The Chinese economy has experienced periods of rapid expansion in recent years which can lead to high rates of inflation or deflation. This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any action on the part of the PRC government that seeks to control credit and/or prices may adversely affect the Company’s business operations.

PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for the Company to pursue growth through acquisitions in China.

Further to the M&A Rules, the Anti-monopoly Law of the PRC, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM or the MOFCOM Security Review Rules, was issued in August 2011, which established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review and or security review.

The MOFCOM Security Review Rules, effective on September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, promulgated on February 3, 2011, provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through agreements control or offshore transactions. In addition, Measures for Security Review of Foreign Investment stipulated by NDRC and MOFCOM on December 19, 2020, effective on January 18, 2021, which also provides that security review shall be conducted for the foreign investments that affect or may affect national security.

Further, if the business of any target company that the Company seeks to acquire falls into the scope of such review, the Company may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual agreements. The Company may grow its business in part by acquiring other companies operating in its industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit its ability to complete such transactions, which could affect its ability to maintain or expand its market share.

In addition, on June 1, 2015, SAFE promulgated the Circular on the Settlement of Foreign Currency Capital of Foreign-invested Enterprises (“Circular 19,”) which provides that the registered capital of a foreign-invested company settled in RMB and converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and the equity investments in the PRC made by the foreign-invested company shall be subject to the laws and regulations applicable to the foreign-invested company’s reinvestment in the PRC. In addition, Circular 19 provides that foreign-invested companies cannot use such capital to make investments in securities, and cannot use such capital to issue entrusted RMB loans (except approved in its business scope) or repay RMB loans between the enterprises and the ones which have been transferred to the third party. Circular 19 may significantly limit our ability to effectively use the proceeds from future financing activities, as our Chinese subsidiaries may not convert any funds received from us in foreign currencies into RMB, which may adversely affect their liquidity and our ability to fund and expand our business in the PRC.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“Circular 16”) on June 9, 2016, which became effective on such date. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to RMB on self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purpose beyond its business scope or prohibited by PRC Laws or regulations, while such converted RMB shall not be provided as loans to a company’s non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementation, it is uncertain how these rules will be interpreted and implemented.

Failure to comply with the United States Foreign Corrupt Practices Act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

As we are a reporting company and our common stock is listed on Nasdaq, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Non-U.S. companies, including some that may compete with us, may not be subject to these prohibitions. In addition, in 2012, the central government of the PRC commenced a far-reaching campaign against corruption. That ongoing campaign involves aggressive enforcement of existing Chinese anti-corruption laws. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. Our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

SEC administrative proceedings against the Chinese affiliates of multi-national accounting firms, and/or any related adverse regulatory development in the PRC, may result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act.

In December 2012, the SEC brought administrative proceedings against five major accounting firms in China, alleging that they had refused to produce audit work papers and other documents related to certain other China-based companies under investigation by the SEC. On January 22, 2014, an initial administrative law decision was issued by the SEC, censuring these accounting firms and suspending four of these firms from practicing before the SEC for a period of six months. On February 12, 2014, four of these PRC-based accounting firms appealed to the SEC against this decision. In February 2015, each of the four PRC-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to Chinese firms’ audit documents via the Chinese Securities Regulatory Commission. If the firms do not follow these procedures, the SEC could restart the administrative proceedings.

In the event that the SEC restarts the administrative proceedings or initiates new proceedings against other firms, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting of our shares of common stock from Nasdaq. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our shares may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to our delisting from Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our shares of common stock in the United States.

If we become directly subject to any scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve such matter(s), which could harm our business operations and our reputation and could result in a loss of your investment in our shares of common stock, especially if such matter(s) cannot be addressed and resolved favorably.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of such scrutiny, criticism and negative publicity, the publicly traded stock of many U.S.-listed Chinese companies has sharply decreased in value in the past and, in some cases, has become virtually worthless. Many such companies have become subject to shareholder lawsuits and SEC enforcement actions and have had to conduct internal and external investigations into such allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend ourselves. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our Company and business operations will be severely hampered and your investment in our shares of common stock could be rendered worthless.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

Our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC filings and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no PRC regulator has conducted any review of our Company, our SEC reports, other filings with non-PRC regulatory authorities or any of our other public pronouncements outside the U.S.

Risks Related to Our Securities and the Offering

We will have broad discretion as to any proceeds that we receive from the cash exercise by any holders of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to $18,233,480.88 in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants, if the Investor Warrants are exercised at $6.72 per share (or $16,666,552, if the Investor Warrants are exercised at the reduced exercise price of $6.10 per share), and to the extent that we receive such proceeds, we intend to use such proceeds for working capital and general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of such proceeds, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of common stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

A large number of shares of our common stock may be sold in the market following this offering, which may significantly depress the market price of our common stock.

The shares of our common stock sold by the Selling Stockholders, upon exercise, will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our common stock may be sold in the public market following this offering. If there are significantly more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of our common stock and sellers remain willing to sell our shares of common stock.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock may have, when compared to seasoned issuers, significant price volatility and we expect that the price of our shares of common stock may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities to the Company and could divert our management’s attention and resources.

A market for the Company’s securities may not continue, which would adversely affect the liquidity and price of our common stock.

The price of the Company’s securities, including our shares of common stock, may fluctuate significantly due to the market’s reaction and general market and economic conditions. An active trading market for our securities, including our shares of common stock, may never develop or, if developed, it may not be sustained. In addition, the price of the Company’s common stock can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if the Company’s securities, including our shares of common stock, are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our common stock may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. In such event, you may be unable to sell your shares of common stock unless a market can be established or sustained.

Although our common stock trades on the Nasdaq Capital Market, there has traditionally only been a small market for our shares of common stock. For example, in the month of September 2020, our average volume per trading day was under 5,000 shares. While there have been, and there may continue to be days of exceptionally high volume, our shares may always remain “thinly-traded”, meaning that the number of persons interested in purchasing our shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our shares may be sustained.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our articles of incorporation, as amended, authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. As of the date of this prospectus, no shares of preferred stock have been designated. Our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

Our executive officers and directors own a significant percentage of our common stock and could be able to exert control over matters subject to stockholder approval.

As of March 12, 2021, our directors and executive officers, together with their affiliates, beneficially own approximately 29.59% of our outstanding shares of common stock. As a result, our executive officers and directors have influence to determine the outcome of matters submitted to our stockholders for approval, including the ability to defeat the election of our directors, amend or prevent amendment of our articles of incorporation or by-laws or effect or prevent a change in corporate control, merger, consolidation, takeover or other business combination. In addition, any sale of a significant amount of our common stock held by our directors and executive officers, or the possibility of such sales, could adversely affect the market price of our common stock. Management’s stock ownership may also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our common stock.

Additional stock offerings in the future may dilute then-existing shareholders’ percentage ownership of the Company.

Given our plans and expectations that we will need additional capital in the future, we anticipate that we will need to issue additional shares of common stock or securities convertible or exercisable for shares of common stock, including convertible preferred stock, convertible notes, stock options or warrants. The issuance of additional securities in the future will dilute the percentage ownership of then current stockholders and could negatively impact the price of our common stock.

The market price of the Company’s common stock may continue to be volatile.

The trading price of our common stock has been volatile and could continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control. During the 12 months prior to the date of this prospectus, our common stock has traded at a low of $0.70 and a high of $11.62. From the beginning of 2021 through March 12, 2021, our common stock has traded at a low of $1.79 and a high of $11.62 irrespective of our operating performance and with no discernable announcements or developments by the company or third parties.  We may incur rapid and substantial decreases in our stock price in the foreseeable future that are unrelated to our operating performance or prospects. In addition, the recent outbreak of COVID-19 has caused broad stock market and industry fluctuations. The stock market in general and the market for companies such as us in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may experience losses on their investment in our common stock. A decline in the market price of our common stock also could adversely affect our ability to issue additional shares of common stock or other of our securities and our ability to obtain additional financing in the future. Factors affecting the trading price of the Company’s common stock may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the Company or the lending market in general;

●	operating and stock price performance of other companies that investors deem comparable to the Company;

●	our ability to market new and enhanced services on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving the Company;

●	the Company’s ability to access the capital markets as needed;

●	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of our common stock available for public sale;

●	any major change in our board or management;

●	sales of substantial amounts of shares of our common stock by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

A possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to additional price volatility.

Historically there has not been a large short position in our common stock.  However, in the future investors may purchase shares of our common stock to hedge existing exposure or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent an aggregate short exposure in our common stock becomes significant, investors with short exposure may have to pay a premium to purchase shares for delivery to share lenders at times if and when the price of our common stock increases significantly, particularly over a short period of time. Those purchases may in turn, dramatically increase the price of our common stock. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to our business prospects, financial performance or other traditional measures of value for the Company or its common stock.

As a “smaller reporting company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common stock less attractive to investors.

For as long as we remain an “smaller reporting company” as defined in Rule 405 of the Securities Act and Item 10 of the Regulation S-K, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “smaller reporting companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure. Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of more mature companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404(b) and other provisions of the Sarbanes-Oxley Act, as well as Section 13, 14, 15 rules implemented by the SEC and Nasdaq. In addition, our management team has had to adapt to the requirements of being a public company. Compliance with these rules and regulations has substantially increased our legal and financial compliance costs and has made some activities more time-consuming and costly as compared to when we were a private company.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

The elimination of monetary liability against our directors and officers under our articles of incorporation, as amended, and the existence of indemnification of our directors under Nevada law may result in substantial expenditures by us and may discourage lawsuits against our directors and officers.

Our articles of incorporation, as amended, contains provisions which eliminate the liability of our directors and officers for monetary damages to us and our stockholders to the maximum extent permitted under the corporate laws of Nevada. We have also provided contractual indemnification obligations under agreements with our directors. These indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors and officers for breach of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit the Company and our shareholders.

FEBRUARY 2021 OFFERING

Registered Direct Offering and Private Placement

On February 18, 2021, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain purchasers, pursuant to which, on February 22, 2021, we sold (i) 4,166,666 shares of common stock and (ii) registered warrants (the “Registered Warrants”) to purchase an aggregate of up to 1,639,362 shares of common stock in a registered direct offering (the “Registered Direct Offering”) and also sold the Investor Warrants to purchase up to 2,527,304 Investor Warrant shares in a concurrent private placement (the “Private Placement,” and together with the Registered Direct Offering, the “Offering”). The terms of the Offering were previously reported in a Form 8-K filed with the SEC on February 18, 2021 and the closing of the Offering was reported in a Form 8-K filed with the SEC on February 22, 2021.

The gross proceeds of the Offering of $24,999,996, before deducting placement agent fees and other expenses, are being used for working capital and general business purposes.

The Registered Warrants have a term of five years and are exercisable immediately at an exercise price of $6.72 per share, subject to adjustments thereunder, including a reduction in the exercise price, in the event of a subsequent offering at a price less than the then current exercise price, to the same price as the price in such offering (a “Price Protection Adjustment”).

The Investor Warrants have a term of five and one-half years and are first exercisable on the date that is the earlier of (i) six months after the date of issuance or (ii) the date on which the Company obtains stockholder approval approving the sale of the securities sold under the Securities Purchase Agreement, to purchase an aggregate of up to 2,527,304 shares of common stock. The Investor Warrants have an exercise price of $6.72 per share, subject to adjustments thereunder, including (x) a Price Protection Adjustment and (y) in the event the exercise price is more than $6.10, a reduction of the exercise price to $6.10, upon obtaining such stockholder approval.

The Offering was conducted pursuant to a placement agency agreement, dated February 18, 2021 (the “Placement Agency Agreement”), between the Company and the Placement Agent, on a “reasonable best efforts” basis. The Company paid the Placement Agent a cash fee of $2,310,000, including $2,000,000 in commissions which was equal to eight percent (8.0%) of the aggregate gross proceeds raised in this Offering, $250,000 as a non-accountable expense which was equal to one percent (1%) of the aggregate gross proceeds raised in the Offering, and $60,000 in accountable expenses. Additionally, the Company issued the Placement Agent the Placement Agent Warrants to purchase up to 208,333 Placement Agent Warrant Shares.

The Placement Agent Warrants have a term of five years and are first exercisable six months after the date of issuance to purchase up to 208,333 shares of common stock at an exercise price of $6.00 per share.

Stockholder Approval

Pursuant to the Securities Purchase Agreement, we are required to hold a meeting of our stockholders not later than April 29, 2021 to seek such approval as may be required from our stockholders (the “Stockholder Approval”), in accordance with applicable law, the applicable rules and regulations of the Nasdaq Stock Market, our certificate of incorporation and bylaws and the Nevada Revised Statutes with respect to the issuance of the securities in the Offering, including the Warrants sold in the Private Placement, so that the issuance by us of shares of common stock in excess of the 6,954,059 shares (19.99% of the shares of common stock outstanding as of February 17, 2021, the date prior to entering into the Securities Purchase Agreement) in the aggregate (the “Issuable Maximum”), will be in compliance with Nasdaq Listing Rules 5635(a) and 5635(d), and investors in the Offering will be able to exercise the Warrants prior to six months after the closing of the Offering.

In the event that despite our reasonable best efforts we are unable to obtain the Stockholder Approval by that date, we are required to hold an additional special meeting of stockholders and obtain Stockholder Approval by July 31, 2021.  In the event that despite our reasonable best efforts we are unable to obtain Stockholder Approval by that date, we are required to hold additional meetings of our stockholders each fiscal quarter until Stockholder Approval has been obtained.  Until we have obtained Stockholder Approval, we may not consummate any subsequent financings at less than an effective price of $6.72 per share of our common stock.

Summary of Terms of the Investor Warrants

Exercisability. The Investor Warrants are exercisable, at an initial exercise price of $6.72 per share, for a period of five and one-half years commencing on the earlier of (i) six months from issuance or (ii) the date the Stockholder Approval is obtained. The Investor Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of shares of our common stock underlying the Investor Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise. If a registration statement or current prospectus is not effective or available for the registration of the Investor Warrants or the resale of the shares of our common stock underlying the Investor Warrants under the Securities Act, at any time after the six-month anniversary of the closing date of the offering, the holder may, in its sole discretion, elect to exercise the Investor Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the Investor Warrants.

Exercise Limitation. A holder will not have the right to exercise any portion of the Investor Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Investor Warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Investor Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock and also upon any distributions of assets, including cash, stock or other property to our shareholders. The exercise price of the Investor Warrants will also be reduced, in the event that the Company subsequently sells shares of common stock or common stock equivalents at a price which is less than the then current exercise price of the Investor Warrants, to a price equal to the per share price of the common stock in such subsequent sale. Additionally, upon obtaining the Stockholder Approval, if the exercise price is then greater than $6.10 per share, the exercise price will be reduced to $6.10 per share.

Participation Rights. If at any time we grant, issue or sell any shares of our common stock or Common Stock Equivalents (as defined in the Securities Purchase Agreement) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any shares of our common stock (the “Purchase Rights”), the holder of the Investor Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, subject to the beneficial ownership limitations, the aggregate Purchase Rights which the holder of the Investor Warrants could have acquired if the holder had held the number of shares of our common stock acquirable upon complete exercise of the Investor Warrants.

Fundamental Transactions. If (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another person, (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of our common stock, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our shares of common stock are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of our common stock (not including any shares of our common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination, each a “Fundamental Transaction,” then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Investor Warrants with the same effect as if such successor entity had been named in such warrant itself. If holders of our shares of common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder of Investor Warrants shall be given the same choice as to the consideration it receives upon any exercise of the Investor Warrants following such fundamental transaction. In addition, the successor entity, at the request of the holders of Investor Warrants, will be obligated to purchase any unexercised portion of the Investor Warrants in accordance with the terms of such warrants. Additionally, in the event of a Fundamental Transaction, each warrant holder will have the right to require us, or our successor, to repurchase the Investor Warrants for an amount equal to the Black-Scholes value of the remaining unexercised portion of the warrant on the terms set forth in the Investor Warrants.

Summary of Terms of the Placement Agent Warrants

Exercisability. The Placement Agent Warrants are exercisable for a period of five years commencing six months from issuance. The Placement Agent Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of shares of our common stock underlying the Placement Agent Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise. The Placement Agent Warrants will not be exercisable on a cashless basis.

Exercise Limitation. A holder will not have the right to exercise any portion of the Placement Agent Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Placement Agent Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Fundamental Transactions. If (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another person, (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of our common stock, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our shares of common stock are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of our common stock (not including any shares of our common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination, each a “Fundamental Transaction,” then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Placement Agent Warrants with the same effect as if such successor entity had been named in such warrant itself. If holders of our shares of common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder of Placement Agent Warrants shall be given the same choice as to the consideration it receives upon any exercise of the Placement Agent Warrants following such fundamental transaction. In addition, the successor entity, at the request of the holders of Placement Agent Warrants, will be obligated to purchase any unexercised portion of the Placement Agent Warrants in accordance with the terms of such warrants. Additionally, in the event of a Fundamental Transaction, each warrant holder will have the right to require us, or our successor, to repurchase the Placement Agent Warrants for an amount equal to the Black-Scholes value of the remaining unexercised portion of the warrant on the terms set forth in the Placement Agent Warrants.

SELLING STOCKHOLDERS

The shares of common stock being offered by the Selling Stockholders are the Warrant Shares issuable upon exercise of all of the Warrants. We are registering Warrant Shares in order to permit the Selling Stockholders to offer such shares for resale from time to time.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of common stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholder’s beneficial ownership after completion of this offering. The registration of the Warrant Shares does not necessarily mean that the Selling Stockholders will sell all or any of such shares of common stock, but the number of shares of common stock and percentages set forth in the final two columns below assume that all shares of common stock being offered by the Selling Stockholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Stockholders as of March 12, 2021, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of common stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of common stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of common stock subject to warrants held by that Selling Stockholder that are exercisable for shares of common stock within 60 days after March 12, 2021, are deemed outstanding. Such shares of common stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

This prospectus covers the resale of up to an aggregate of 2,735,637 shares of common stock that are issuable to the Selling Stockholders upon the exercise of the Warrants and that may be sold or otherwise disposed of by the Selling Stockholders. The Investor Warrants are exercisable for a term of five and one-half years, first exercisable on the date that is the earlier of (a) six months after the date of issuance or (b) the date on which the Company obtains the Stockholder Approval at an exercise price of $6.72 per share or $6.10 if we obtain the Stockholder Approval. The Placement Agent Warrants are exercisable for a term of five years, first exercisable six months after the date of issuance at an exercise price of $6.00 per share. See section titled “February 2021 Offering” on page 30 of this prospectus for further details relating to the Warrant Shares and the Warrants.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Beneficially Owned After Offering(3)	Percentage Beneficially Owned After Offering(3)
Hudson Bay Master Fund Ltd. (4)	2,083,333	1,263,652	819,681	2.05%
CVI Investments, Inc., by Heights Capital Management, Inc., its authorized signatory (5)	2,869,793	1,263,652	1,606,141	4.03%
Univest Securities, LLC (6)	0	208,333	0	-
TOTAL	4,953,126	2,735,637	2,425,822	5.96%

(1)

All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding (such limitation, a “Beneficial Ownership Limitation”). As a result, the number of shares of common stock reflected in this column as beneficially owned by each Selling Stockholder includes (a) any outstanding shares of common stock held by such Selling Stockholder, and (b) if any, the number of shares of common stock subject to the Warrants exercisable for the Warrant Shares and any other warrants that may be held by such Selling Stockholder, in each case which such Selling Stockholder has the right to acquire as of March 12, 2021 or within 60 days thereafter and without it or any of its affiliates beneficially owning more than 4.99% of the number of outstanding shares of common stock as of March 12, 2021.

(2)	Represents the total number of Warrant Shares owned by each of the Selling Stockholders, assuming full exercise of the Warrants.
(3)

The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 39,078,329 shares of common stock, which includes 36,342,692 shares of common stock outstanding as of March 12, 2021 and assumes full exercise of the Warrants that are exercisable for the 2,735,637 Warrant Shares. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any warrants held by the Selling Stockholders after this offering. In computing the number of shares of common stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of common stock subject to warrants held by that Selling Stockholder that are exercisable for shares of common stock within 60 days after March 12, 2021, are deemed outstanding. Such shares of common stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

(4)

Includes (i) warrants to purchase up to 819,681 shares of common stock issued in the Registered Direct Offering (which are exercisable within 60 days after March 12, 2021) and (ii) Investor Warrants to purchase up to 1,263,652 Investor Warrant Shares issued in the Private Placement. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(5)

Includes (i) 786,460 shares of common stock issued to such Selling Stockholder in the Registered Direct Offering, (ii) warrants to purchase up to 819,681 shares of common stock issued in the Registered Direct Offering (which are exercisable within 60 days after March 12, 2021), and (iii) Investor Warrants to purchase up to 1,263,652 Investor Warrant Shares issued in the Private Placement. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.  CVI Investments, Inc. is affiliated with one or more FINRA member, none of whom are currently expected to participate in the offering pursuant to this prospectus of Warrant Shares issuable to the Selling Stockholders.

(6)	Includes Placement Agent Warrants to purchase up to 208,333 Placement Agent Warrant Shares issued pursuant to the Offering.

Material Relationships with Selling Stockholders

Univest Securities, LLC acted as the Placement Agent in the Offering pursuant to the Placement Agency Agreement, on a “reasonable best efforts” basis. The Company paid the Placement Agent a cash fee of $2,310,000, including $2,000,000 in commissions which was equal to eight percent (8.0%) of the aggregate gross proceeds raised in this Offering, $250,000 as a non-accountable expense which was equal to one percent (1%) of the aggregate gross proceeds raised in the Offering, and $60,000 in accountable expenses. The Company also issued the Placement Agent the Placement Agent Warrants to purchase up to 208,333 Placement Agent Warrant Shares.

Additionally, the Company granted the Placement Agent a right of first refusal, for a period of twelve months from the closing of the Offering, to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company, which includes, without limitation, (a) acting as lead manager for any underwritten public offering, (b) acting as exclusive placement agent, initial purchaser or financial advisor in connection with any private offering of securities of the Company, and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity.

Except for the foregoing and the ownership of the common stock of our Company and certain common stock purchase warrants (including the Warrants), the transactions contemplated by the Securities Purchase Agreement and the Placement Agency Agreement, and as disclosed in the section titled “February 2021 Offering” on page 30 of this prospectus, none of the Selling Stockholders have had any material relationship with us within the past three years.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to $18,233,480.88 in aggregate gross proceeds from cash exercises of the Investor Warrants, assuming the exercise price is $6.72 per share, and cash exercise of the Placement Agent Warrants at the exercise price of $6.00 (or $15,416,554, if the exercise price of the Investor Warrants is reduced to $6.10 per share). Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of our common stock being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Ortoli Rosenstadt LLP. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017.

EXPERTS

The financial statements as of December 31, 2019 and 2018 and for the year then ended included in this prospectus have been so included in reliance on the report of WWC P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy and information statements along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our corporate website is www.ccnctech.com. The information on our corporate website is not incorporated by reference in this prospectus or any other prospectus supplement that we file, and you should not consider it a part of this prospectus or any other such prospectus.

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus, which form a part of the registration statement, does not contain all of the information included in the registration statement, including certain exhibits and schedules. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the document or matter. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on April 17, 2020, and Amendment No. 1 to Annual Report Form 10-K, filed with the SEC on May 14, 2020;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on June 26, 2020, and Amendment No. 1 to Quarterly Report on Form 10-Q, filed with the SEC on July 10, 2020;

(c)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the SEC on August 13, 2020;

(d)	the Company’s Quarterly Report on Form 10-Q for the periods ended September 30, 2020 filed with the SEC on November 13, 2020; and

(e)	the Company’s Current Reports on Form 8-K, filed on March 9, 2021, March 3, 2021, March 1, 2021, February 22, 2021, February 18, 2021, February 11, 2021, February 4, 2021, February 1, 2021, January 11, 2021 (as amended on January 12, 2021), December 16, 2020 (as amended on January 29, 2021), November 17, 2020, October 29, 2020, August 12, 2020, July 6, 2020, May 22, 2020, May 21, 2020, May 18, 2020, May 15, 2020, May 1, 2020, April 13, 2020, March 30, 2020, March 12, 2020, February 26, 2020, January 29, 2020, January 13, 2020, January 3, 2020 and January 2, 2020.

(f)	the Company’s Preliminary Information Statement on Schedule 14C, filed with the SEC on September 22, 2020, and the Company’s Definitive Information Statement on Schedule 14C, filed with the SEC on October 2, 2020, as amended on November 18, 2020;

(g)	the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 17, 2020; and

(h)	the Company’s registration statement on Form 8-A, filed with the SEC on July 23, 2015.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus. These documents that we file later with the Securities and Exchange Commission and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, at no cost to the requesting party, upon request to us in writing or by telephone using the following information:

Code Chain New Continent Limited

No 119 South Zhaojuesi Road

2nd Floor, Room 1

Chenghua District, Chengdu, Sichuan, China 610047

CODE CHAIN NEW CONTINENT LIMITED

Up to 2,735,637 Shares of Common Stock underlying Warrants

PROSPECTUS

The date of this prospectus is                , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

Securities and Exchange Commission registration fee	$1,989.27
Accounting fees and expenses	$10,000.00
Printing fees and expenses	$2,000.00
Legal fees and expenses	$20,000.00
Total	$33,989.27

Item 15. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (1) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, which sets forth standards for the conduct of directors and officers, or (2) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our amended and restated bylaws require us to indemnify our directors and officers in a manner to the fullest extent permitted by Nevada law, and may, if and to the extent authorized by the Board of Directors, so indemnify any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.

Insofar as indemnification for liabilities for damages arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act, as indicated in parentheses:

Exhibit Number	Description of Document
3.1	Articles of Incorporation, filed as exhibit 3.1 to the registration statement on Form S-1 filed on May 10, 2019 and incorporated herein by reference
3.2	Certificate of Amendment to Articles of Incorporation, filed as exhibit 3.2 to the registration statement on Form S-1 filed on May 10, 2019 and incorporated herein by reference
3.3	Certificate of Amendment of Articles of Incorporation, filed as exhibit 3.1 to the current report on Form 8-K filed on May 18, 2020 and incorporated herein by reference
3.4	Amended and Restated Bylaws, filed as exhibit 3.1 to the current report on Form 8-K filed on May 18, 2020 and incorporated herein by reference
4.1	Form of Registered Warrant, filed as exhibit 4.1 to the current report on Form 8-K filed on February 18, 2021 and incorporated herein by reference
4.2	Form of Investor Warrant, filed as exhibit 4.2 to the current report on Form 8-K filed on February 18, 2021 and incorporated herein by reference
4.3	Form of Placement Agent Warrant, filed as exhibit 4.3 to the current report on Form 8-K filed on February 18, 2021 and incorporated herein by reference
4.4	Form of Lock-up Agreement, filed as exhibit 4.4 to the current report on Form 8-K filed on February 18, 2021 and incorporated herein by reference
5.1*	Opinion of Ortoli Rosenstadt LLP
10.1	Employment Agreement between the Company and Yimin Jin dated April 15, 2019, filed as exhibit 10.1 to the current report on Form 8-K filed on April 15, 2019 and incorporated herein by reference
10.2	Employment Agreement between the Company and Yi Li dated April 25, 2019, filed as exhibit 10.1 to the current report on Form 8-K filed on April 26, 2019 and incorporated herein by reference
10.3	Employment Contract between the Company and Bibo Lin, dated February 25, 2020, filed as exhibit 10.2 to the current report on Form 8-K filed on February 26, 2020 and incorporated herein by reference
10.4	Employment Contract between the Company and Weidong (David) Feng dated February 1, 2021, filed as exhibit 10.1 to the current report on Form 8-K filed on February 1, 2021 and incorporated herein by reference
10.5	Employment Contract between the Company and Jianing (George) Yu dated February 1, 2021, filed as exhibit 10.2 to the current report on Form 8-K filed on February 1, 2021 and incorporated herein by reference
10.6	Director Offer Letter between the Company and Mr. Qihai Wang, dated April 25, 2019, filed as exhibit 10.5 to the current report on Form 8-K filed on April 26, 2019 and incorporated herein by reference
10.7	Director Offer Letter between the Company and Wei Xu, dated January 3, 2020, filed as exhibit 10.6 to the current report on Form 8-K filed on January 3, 2020 and incorporated herein by reference
10.8	Director Offer Letter between the Company and Mingyue Cai, dated February 25, 2020, filed as exhibit 10.1 to the current report on Form 8-K filed on February 26, 2020 and incorporated herein by reference
10.9	Director Offer Letter between the Company and Yajing Li, dated November 16, 2020, filed as exhibit 10.1 to the current report on Form 8-K filed on November 17, 2020 and incorporated herein by reference
10.10	Director Offer Letter between Code Chain New Continent Limited and Fei Gan, dated February 11, 2021, filed as exhibit 10.1 to the current report on Form 8-K filed on February 11, 2021 and incorporated herein by reference
10.11	Director Offer Letter between Code Chain New Continent Limited and Jin Wang, dated February 11, 2021, filed as exhibit 10.2 to the current report on Form 8-K filed on February 11, 2021 and incorporated herein by reference
10.12	Share Purchase Agreement dated January 3, 2020, filed as exhibit 10.1 to the current report on Form 8-K filed on January 3, 2020 and incorporated herein by reference
10.13	Technical Consultation and Services Agreement dated January 3, 2020, filed as exhibit 10.2 to the current report on Form 8-K filed on January 3, 2020 and incorporated herein by reference
10.14	Equity Pledge Agreement dated January 3, 2020, filed as exhibit 10.3 to the current report on Form 8-K filed on January 3, 2020 and incorporated herein by reference
10.15	Equity Option Agreement dated January 3, 2020, filed as exhibit 10.4 to the current report on Form 8-K filed on January 3, 2020 and incorporated herein by reference

10.16	Voting Rights Proxy and Financial Support Agreement dated January 3, 2020, filed as exhibit 10.5 to the current report on Form 8-K filed on January 3, 2020 and incorporated herein by reference
10.17	Agreement to Assign Technical Consultation and Service Agreement dated January 11, 2021, filed as exhibit 10.2 to the current report on Form 8-K filed on January 11, 2021 and incorporated herein by reference
10.18	Agreement to Assign Equity Option Agreement dated January 11, 2021, filed as exhibit 10.3 to the current report on Form 8-K filed on January 11, 2021 and incorporated herein by reference
10.19	Agreement to Assign Equity Pledge Agreement dated January 11, 2021, filed as exhibit 10.4 to the current report on Form 8-K filed on January 11, 2021 and incorporated herein by reference
10.20	Agreement to Assign Voting Rights Proxy and Financial Supporting Agreement dated January 11, 2021, filed as exhibit 10.5 to the current report on Form 8-K filed on January 11, 2021 and incorporated herein by reference
10.21	Share Purchase Agreement dated November 30, 2018, filed as exhibit 10.1 to the current report on Form 8-K filed on December 03, 2018 and incorporated herein by reference
10.22	Consulting Services Agreement dated November 30, 2018, filed as exhibit 10.2 to the current report on Form 8-K filed on December 03, 2018 and incorporated herein by reference
10.23	Equity Pledge Agreement dated November 30, 2018, filed as exhibit 10.3 to the current report on Form 8-K filed on December 03, 2018 and incorporated herein by reference
10.24	Call Option Agreement dated November 30, 2018, filed as exhibit 10.4 to the current report on Form 8-K filed on December 03, 2018 and incorporated herein by reference
10.25	Voting Rights Proxy Agreement dated November 30, 2018, filed as exhibit 10.5 to the current report on Form 8-K filed on December 03, 2018 and incorporated herein by reference
10.26	Operating Agreement dated November 30, 2018, filed as exhibit 10.6 to the current report on Form 8-K filed on December 03, 2018 and incorporated herein by reference
10.27	Agreement to Assign Call Option Agreement dated April 30, 2020, filed as exhibit 10.2 to the current report on Form 8-K filed on May 1, 2020 and incorporated herein by reference
10.28	Agreement to Assign Consulting Services Agreement dated April 30, 2020, filed as exhibit 10.3 to the current report on Form 8-K filed on May 1, 2020 and incorporated herein by reference
10.29	Agreement to Assign Equity Pledge Agreement dated April 30, 2020, filed as exhibit 10.4 to the current report on Form 8-K filed on May 1, 2020 and incorporated herein by reference
10.30	Agreement to Assign Voting Rights Proxy Agreement dated April 30, 2020, filed as exhibit 10.5 to the current report on Form 8-K filed on May 1, 2020 and incorporated herein by reference
10.31	Agreement to Assign Operating Agreement dated April 30, 2020, filed as exhibit 10.6 to the current report on Form 8-K filed on May 1, 2020 and incorporated herein by reference
10.32	Share Purchase Agreement by and Among Code Chain Code Chain New Continent Limited, Jiazhen Li, Long Liao and Chunyong Zheng, dated June 30, 2020, filed as exhibit 10.1 to the current report on Form 8-K filed on July 6, 2020 and incorporated herein by reference
10.33	Placement Agency Agreement, dated as of February 18, 2021, by and between the Company and Univest Securities, LLC, filed as exhibit 10.1 to the current report on Form 8-K filed on February 18, 2021 and incorporated herein by reference
10.34	Securities Purchase Agreement, dated as of February 18, 2021, by and between the Company and certain Investors, filed as exhibit 10.2 to the current report on Form 8-K filed on February 18, 2021 and incorporated herein by reference
10.35	Asset Purchase Agreement dated February 23, 2021, filed as exhibit 10.1 to the current report on Form 8-K filed on March 1, 2021 and incorporated herein by reference
21.1*	List of Subsidiaries
23.1*	Consent of WWC, P.C.
23.2*	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this registration statement)

*	Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering;

(8)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act; and

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Code Chain New Continent Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on March 15, 2021.

CODE CHAIN NEW CONTINENT LIMITED

By:	/s/ Weidong (David) Feng
Name:	Weidong (David) Feng
Title:	Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Weidong (David) Feng and Yimin Jin, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or any substitute or substitutes for each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yimin Jin	Co-Chairman of the Board of Directors and	March 15, 2021
Yimin Jin	Co-Chief Executive Officer (Principal Executive Officer)

/s/ Wei Xu	Co-Chairman of the Board of Directors and	March 15, 2021
Wei Xu	President (Principal Executive Officer)

/s/ Weidong (David) Feng	Co-Chief Executive Officer	March 15, 2021
Weidong (David) Feng	(Principal Executive Officer)

/s/ Yi Li	Chief Financial Officer	March 15, 2021
Yi Li	(Principal Financial and Accounting Officer)

/s/ Qihai Wang	Director	March 15, 2021
Qihai Wang

/s/ Mingyue Cai	Director	March 15, 2021
Mingyue Cai

/s/ Yajing Li	Director	March 15, 2021
Yajing Li

/s/ Fei Gan	Director	March 15, 2021
Fei Gan

/s/ Jin Wang	Director	March 15, 2021
Jin Wang